UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2009 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2009, athenahealth, Inc. (the “Company”) appointed William Winkenwerder, Jr., M.D. to serve as a director of the Company and as a member of its Audit Committee. Dr. Winkenwerder was appointed to serve as a Class I director, holding office until the annual meeting of the Company’s stockholders in 2011 or until his earlier death, resignation, or removal. Under the Company’s director compensation policy, Dr. Winkenwerder will receive an option to purchase 60,000 shares of the Company’s common stock and a $30,000 annual retainer paid in quarterly installments. Additionally, Dr. Winkenwerder will enter into the Company’s standard form of indemnification agreement.

Dr. Winkenwerder serves as chairman and chief executive officer of The Winkenwerder Company, LLC, a health care consulting firm that he founded in 2007. He also serves as a director of Logistics Health Incorporated, Third Stream Bioscience, Inc., and CapGemini Government Solutions LLC. Dr. Winkenwerder was the Assistant Secretary of Defense for Health Affairs in the U.S. Department of Defense from 2001 to 2007. At the Department of Defense, Dr. Winkenwerder was the leader of the Military Health System, with a $40 billion annual budget, and the principal medical advisor to the Secretary of Defense. During his tenure, he led groundbreaking advances in battlefield medicine and implementation of the world’s largest electronic health record system (AHLTA). Prior to his government service, Dr. Winkenwerder worked as a senior health executive and practicing physician for more than twenty years. Dr. Winkenwerder received his Bachelor of Science from Davidson College, M.D. from the University of North Carolina, and M.B.A. from the University of Pennsylvania.

A copy of a press release issued on December 15, 2009, by the Company to announce the appointment of Dr. Winkenwerder is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

         (d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on December 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

December 15, 2009	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
VP, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on December 15, 2009.